Exhibit 10.22b

AMENDMENT NO. 2 TO AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 2 TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of October 5, 2021, is entered into by and among MONRO, INC., a New York Corporation (“Borrower”), the several financial institutions party hereto as Lenders, CITIZENS BANK, N.A., as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), Bank of America, N.A., JPMorgan Chase Bank, N.A., and Keybank National Association, as Co-Syndication Agents and Truist Bank (formerly known as Branch Banking and Trust Company), TD Bank, N.A. and Wells Fargo Bank, National Association, as Co-Documentation Agents, as well as MNRO Service Holdings, LLC, a Delaware limited liability company, MNRO Holdings, LLC, a Delaware limited liability company, CAR-X, LLC, a Delaware limited liability company, and MONRO SERVICE CORPORATION, a Delaware corporation (each a “Guarantor” and collectively the “Guarantors”). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.

RECITALS

WHEREAS, Borrower, Lenders, Administrative Agent, as well as the Co-Syndication Agents and Co-Documentation Agents referred to above are parties to that certain Amended and Restated Credit Agreement dated as of April 25, 2019, as amended by that certain Amendment No. 1 to Amended and Restated Credit Agreement dated as of June 11, 2020 (as amended or modified from time to time, the “Credit Agreement”).

WHEREAS, Borrower has requested that the Credit Agreement be modified as provided herein.

WHEREAS, Administrative Agent has advised Borrower that the requisite Lenders are willing to agree to its request on the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to Credit Agreement.

(a) Section 1.1. The respective definitions below for the following new defined terms, being “Available Tenor,” “Benchmark,” “Corresponding Tenor,” “Daily Simple SOFR,” “Erroneous Payment,” “Erroneous Payment Deficiency Assignment,” “Erroneous Payment Impacted Class,” “Erroneous Payment Return Deficiency,” “Erroneous Payment Subrogation Rights,” “Floor,” “ISDA Definitions,” “Payment Recipient,” “Reference Time,” “Secured Obligations,” “SOFR Administrator,” “SOFR Administrator’s Website,” and “USD LIBOR” are hereby added to the Credit Agreement in the appropriate location in Section 1.1 to maintain alphabetical order thereof:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.15(b).

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.15(b).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Erroneous Payment” has the meaning assigned to such term in Section 13.18(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 13.18(d).

“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 13.18(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 13.18(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 13.18(d).

“Floor” means a per annum rate equal to zero percent (0%).

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Payment Recipient” has the meaning assigned to such term in Section 13.18(a).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Secured Obligations” means, collectively, (a) the Obligations, and (b) the Erroneous Payment Subrogation Rights.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“USD LIBOR” means the London interbank offered rate for U.S. dollars as set forth in the definition of “LIBOR Rate”.

(b) Section 1.1. The existing definitions of “ABR Borrowing,” “Adjusted One-Month LIBOR Rate,” “Applicable Margin,” “Benchmark Replacement,” “Benchmark Replacement Adjustment,” “Benchmark Replacement Conforming Changes,” “Benchmark Replacement Date,” “Benchmark Transition Event,” “Benchmark Unavailability Period,” “Cash Management Obligations,” “Early Opt-In Election,” “LIBOR Rate,” “LIBOR Rate Borrowing,” “Permitted Debt,” “Relevant Governmental Body,” “SOFR,” “Term SOFR,” and “Unadjusted Benchmark Replacement” as set forth in Section 1.1 are hereby respectively restated as follows:

“ABR Borrowing” means a Borrowing bearing interest at the sum of the ABR plus the Applicable Margin.

“Adjusted One-Month LIBOR Rate” means an interest rate per annum equal to the greater of (I) the sum of (a) 1.00% per annum plus (b) the quotient of (i) the interest rate determined by Administrative Agent by reference to the Reuters Screen LIBOR01 Page (or on any successor or substitute page) to be the rate at approximately 11:00 a.m. London time, on such date or, if such date is not a Business Day, on the immediately preceding Business Day, for dollar deposits with a maturity equal to one (1) month divided by (ii) one (1) minus the LIBOR Reserve Percentage (expressed as a decimal) applicable to dollar deposits in the London interbank market with a maturity equal to one (1) month, and (II) 0.00%.

“Applicable Margin” means at all times during the applicable periods set forth below: (a) with respect to all LIBOR Rate Borrowings, the applicable percentage set forth below in the column entitled “Applicable Margin for LIBOR Rate Borrowings”; (b) with respect to all ABR Borrowings, the applicable percentage set forth below in the column entitled “Applicable Margin for ABR Borrowings”; and (c) with respect to the Commitment Fee, the applicable percentage set forth below in the column entitled “Applicable Margin for Commitment Fee.”

Period		Applicable Margin for
When AD Is greater than	And less than or equal to	LIBOR Rate Borrowings	ABR Borrowings	Commitment Fee
	2.50:1.00	0.75%	0.00%	0.125%
2.50:1.00	3.00:1.00	1.00%	0.00%	0.175%
3.00:1.00	3.50:1.00	1.25%	0.00%	0.225%
3.50:1.00	4.00:1.00	1.50%	0.00%	0.25%
4.00:1.00	4.50:1.00	1.75%	0.00%	0.30%
4.50:1.00		2.00%	0.00%	0.35%

Definition: “AD” is the abbreviation for Adjusted Debt/EBITDAR Ratio.

Adjusted Debt and EBITDAR are calculated for the most recently-completed Four Quarter Period and the ratio of Adjusted Debt to EBITDAR is calculated as of the last day of such Four Quarter Period. The Applicable Margin, as adjusted to reflect such calculations, shall become effective on the date of receipt by the Administrative Agent of the Compliance Certificate applicable to such Four Quarter Period. If Borrower fails to timely furnish to Administrative Agent the Current Financials and any related Compliance Certificate or, if for some other reason, a new Applicable Margin for a current period cannot be calculated, then the Applicable Margin in effect on the last day of the last Four Quarter Period for which the ratio of Adjusted Debt to EBITDAR was calculated shall remain in effect until a new Applicable Margin can be calculated, which new Applicable Margin shall become effective as provided in the immediately preceding sentence.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; or

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, in the case of clause (1) above, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Papers.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to: (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Papers).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Majority Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Paper in accordance with Section 3.15(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Paper in accordance with Section 3.15(b).

“Cash Management Obligations” means all obligations of the Borrower, any Guarantor or any Company in respect of any Cash Management Services provided to Borrower, any Guarantor or any Company (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Closing Date to a Person that is a Lender or an Affiliate of a Lender as of the Closing Date, (c) supply chain finance services (including trade payable services and supplier accounts receivable and drafts/bills of exchange purchases), or (d) owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred or becomes a Lender or an Affiliate of a Lender after it has incurred such obligations, provided that any such provider of Cash Management Services (other than the Administrative Agent or its Affiliates) executes and delivers a Secured Obligation Designation Notice to the Administrative Agent.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“LIBOR Rate” means, relative to a LIBOR Rate Borrowing for any Interest Period, a rate per annum equal to the greater of (a) the rate determined by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage, and (b) 0.00%.

“LIBOR Rate Borrowing” means a Borrowing bearing interest at the sum of the LIBOR Rate plus the Applicable Margin.

“Permitted Debt” means any of the following:

(i) Debt secured by Permitted Mortgages;

(ii) The Obligation under the Loan Papers;

(iii) Debt arising from endorsing negotiable instruments for collection in the ordinary course of business;

(iv) Capitalized Leases;

(v) Current liabilities incurred in the ordinary course of business;

(vi) Purchase money Debt limited to fixed or capital assets;

(vii) Trade payables and accrued obligations (including, to the extent constituting “Debt” hereunder , any obligations incurred in connection with supply chain arrangements with the third parties unaffiliated to the Lenders, the Administrative Agent or the Other Agents), that are for goods furnished or services rendered in the ordinary course of business and that are payable in accordance with customary trade items;

(viii) Debt of the Borrower issued after the Closing Date and made subordinate to the Obligation on terms reasonably satisfactory to the Administrative Agent;

(ix) Debt of a Company to another Company;

(x) Any Debt of a Company; provided that at the time of creation, incurrence or assumption thereof the aggregate amount of such Debt for all Companies shall not exceed $15,000,000 at any time outstanding;

(xi) Financial Hedges and other interest rate protection agreements entered into for the purpose of protecting a Company against fluctuations in interest rates and currency and not for speculative purposes;

(xii) Debt with respect to surety bonds, appeal bonds or like instruments acquired in the ordinary course of business or in connection with the enforcement of rights or claims of a Company or in connection with judgments that do not result in an Default;

(xiii) Except for Debts permitted by clause (xiv), Guarantee obligations in respect of Debt otherwise permitted hereunder; and

(xiv) Debt assumed in connection with any Acquisition permitted hereunder, and modifications, refinancings, refundings, renewals or extensions thereof; provided that (a) such Debts are not incurred in contemplation of such Acquisition, and (b) such Debts are only the obligation of the Person and/or Person’s Subsidiaries that are acquired or that acquire the relevant assets.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

(c) Section 1.1. The definitions of “Applicable Additional Margin,” “Availability,” “Benchmark Transition Start Date,” “Federal Reserve Bank of New York’s Website,” “First Amendment Effective Date,” “LIBOR Scheduled Unavailability Date,” “LIBOR Successor Rate,” “LIBOR Successor Rate Conforming Changes,” “Liquidity,” and “Qualified Cash” are hereby deleted from the Credit Agreement.

(d) Section 3.15. Section 3.15 is hereby restated as follows:

Section 3.15. Alternate Rate of Interest

(a) Interest; LIBOR Notification. The interest rate on LIBOR Rate Borrowings is determined by reference to the LIBOR Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority (the “FCA”) announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administration, the “IBA”) for purposes of the IBA setting the London interbank offered rate. In November 2020, the IBA, in coordination with the FCA, announced that it will consult the market regarding its intention to cease publication of LIBOR settings for most currencies and tenors as of December 31, 2021, while continuing to publish USD LIBOR settings for most tenors until June 30, 2023.

As a result, it is possible that, in the future, the London interbank offered rate may become unavailable or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBOR Rate Borrowings. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 3.15(b), an alternative rate of interest may be selected and implemented in accordance with the mechanism contained in such Section. The Administrative Agent will notify the Borrower, pursuant to Section 3.15(b), in advance of any change to the reference rate upon which the interest rate on LIBOR Rate Borrowings is based. However, the Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto or replacement rate thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to the Section of this Agreement titled “Benchmark Replacement Setting”, will be similar to, or produce the same value or economic equivalence of, the LIBOR Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

(b) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Paper (and any agreement pertaining to Hedging Obligations shall be deemed not to be a “Loan Paper” for purposes of this Section), if a Benchmark Transition Event or an Early Opt-In Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Paper in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Paper and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Paper in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Paper (other than Benchmark Replacement Conforming Changes made in accordance with clause (b) below) so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Paper, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Paper.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iv) below and (v) the commencement or conclusion of any Benchmark Unavailability Period, provided that the failure to give such notice under this clause (v) shall not affect the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent, or if applicable, any Lender (or group of Lenders) pursuant to this Section 3.15(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Paper, except, in each case, as expressly required pursuant to this Section 3.15(b).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Paper, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of any loans under the Facility to be made, converted or continued with respect to the then-current Benchmark during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Borrowings.

During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, (i) the obligation of the Lenders to make or maintain loans with respect to such Benchmark shall be suspended, (ii) any request for a Borrowing of, conversion to or continuation of loans with respect to such Benchmark shall be ineffective and will be deemed to have been a request for a Borrowing of or conversion to ABR Borrowings, and (iii) the component of the ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the ABR.

(e) Section 7.1. The first sentence of Section 7.1 is hereby restated as follows:

Borrower will use proceeds of Facility Borrowings and LCs (a) for working capital and general corporate purposes of the Companies, (b) to finance Acquisitions permitted pursuant to Section 9.8, CAPEX and other investments permitted hereunder and (c) to pay fees, costs and expenses related to any of the foregoing or the Loan Papers or any amendments thereto.

(f) Section 8.1(j). Section 8.1(j) is hereby deleted from the Credit Agreement.

(g) Section 10(c). Section 10(c) is hereby deleted from the Credit Agreement.

(h) Section 13.18. A new Section 13.18 is hereby added after Section 13.17 and shall read as follows:

Section 13.18 Erroneous Payments

(a) If Administrative Agent notifies a Lender or any Person who has received funds on behalf of a Lender or the Administrative Agent as issuer of LCs (any such Lender or other recipient, a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 13.18(b)) that any funds received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or the Administrative Agent or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Administrative Agent to any Payment Recipient under this Section 13.18(a) shall be conclusive, absent manifest error.

(b) Without limiting the provisions of Section 13.18(a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 13.18(b).

(c) Each Lender hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Paper, or otherwise payable or distributable by Administrative Agent to such Lender from any source, against any amount due to Administrative Agent under Section 13.18(a) or under the indemnification provisions of this Agreement. For the avoidance of doubt, an Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the proceeds of prepayments or repayments of principal, interest or any other Obligations hereunder, or other distribution in respect of principal, interest or any other Obligations hereunder, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent).

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor by Administrative Agent in accordance with Section 13.18(a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed (with the consideration therefor being hereby acknowledged as adequate by the Administrative Agent and such Lender) to have assigned its loans under the Facility (but not its related commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Administrative Agent may specify)

(such assignment of the loans under the Facility (but not commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Administrative Agent in such instance), and is hereby (together with Borrower) deemed to execute and deliver an assignment and assumption substantially in the form of the attached Exhibit G with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such loans under the Facility to Borrower or Administrative Agent, (ii) Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable commitments which shall survive as to such assigning Lender and (iv) Administrative Agent may reflect in the loan register it maintains its ownership interest in the loans subject to the Erroneous Payment Deficiency Assignment. Administrative Agent may, in its discretion, but subject to Section 14.12, sell any loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such loan (or portion thereof), and Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, the parties hereto acknowledge and agree that (A) any subsequent sale, participation or assignment by the Administrative Agent of any Loan acquired pursuant to an Erroneous Payment Deficiency Assignment shall be subject in all respects to the terms and conditions of Section 14.12 and (B) no Erroneous Payment Deficiency Assignment will reduce the commitments of any Lender hereunder and such commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that Administrative Agent has sold a loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Administrative Agent may be equitably subrogated, Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Papers with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”) (provided that the Borrower’s Obligations under the Loan Papers in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by Borrower or any Guarantor, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from Borrower or any Guarantor as a repayment of such Obligations.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 13.18 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Lenders’ commitments to lend under the Facility, and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof).

(h) Notwithstanding anything herein to the contrary, this Section 13.18 shall not be interpreted to increase (or accelerate the due date for) or have the effect of increasing (or accelerating the due date for), the Obligations relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent.

(i) Section 14.10. The references in Section 14.10(a) to “Section 3.15(b)” are hereby replaced with “Section 3.15”.

(j) Exhibit F-2. Exhibit F-2 and references thereto are hereby deleted from the Credit Agreement.

(k) References. The phrases “plus the Applicable Additional Margin” and “and/or the Applicable Additional Margin” and “and the Applicable Additional Margin” are hereby deleted from Sections 2.3(d), 3.3(a), 4.2, and 4.3.

2. Consent Fee. In consideration of such Lenders’ execution of this Amendment on or prior to the effective date hereof, the Borrower shall pay to the Administrative Agent, for the benefit of such consenting Lenders (including Citizens Bank, N.A., in its capacity as Lender), consent fees (“Consent Fees”) equal to 0.050% of the aggregate principal amount of such consenting Lender’s portion of the drawn and undrawn commitments under the Credit Agreement, with such Consent Fees being allocated to the consenting Lenders in accordance with their respective arrangements with the Administrative Agent. Consent Fees shall be deemed earned on the date of this Amendment, and shall be payable on the effective date of this Amendment.

3. Conditions to Effectiveness. This Amendment shall be effective upon the satisfaction of each of the following conditions:

(a) Administrative Agent shall have received an executed counterpart of this Amendment signed by Borrower, each Guarantor, the requisite Lenders and Administrative Agent; and

(b) Borrower shall have (A) paid to the Administrative Agent or other party the fees required to be paid by it on or before the effective date hereof, including the Consent Fees and any fees set forth in any applicable fee letter or engagement letter, and (B) paid or caused to be paid all reasonable fees and expenses of the Administrative Agent and of counsel to the Administrative Agent that have been invoiced on or prior to the effective date hereof that the Borrower would have to pay in accordance with the Credit Agreement.

Administrative Agent shall notify Borrower and Lenders of the effective date of this Amendment, and such notice shall be conclusive and binding.

4. Representations, Warranties and Covenants. Borrower and each Guarantor hereby represents and warrants to and covenants and agrees with Administrative Agent and Lenders that:

(a) The representations and warranties set forth in the Loan Papers (except to the extent (i) that the representations and warranties speak to a specific date or refer to an earlier date, in which case they shall be true and correct in all material respects as of such specific or earlier date, or (ii) the facts on which such representations and warranties are based have been changed by transactions contemplated or permitted by the Credit Agreement) are true and correct in all material respects (except for any representation and warranty qualified by materiality, in which case each representation and warranty is true and correct in all respects) as of the date hereof and with the same effect as though made on and as of the date hereof.

(b) Assuming effectiveness of this Amendment, no Default or Potential Default now exists, or would exist as a result of this Amendment.

(c) (i) The execution, delivery and performance by Borrower and each Guarantor, respectively, of this Amendment is within its organizational powers and have been duly authorized by all necessary action (corporate or otherwise) on the part of Borrower and each and each Guarantor, (ii) this Amendment is the legal, valid and binding obligation of Borrower and each Guarantor, enforceable against Borrower and each Guarantor in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity, and (iii) neither this Amendment nor the execution, delivery and performance by Borrower and each Guarantor hereof: (A) violate any provision of Borrower’s or each Guarantor’s charter, bylaws, certificate of formation, operating agreement or similar governing document, (B) violate any Material Agreements to which it is a party, other than violations which would not cause a Material Adverse Event, (C) do not result in the creation or imposition of any Lien (other than the Lender Liens) on any of its assets, or (D) violate any provision of Law or order of any Tribunal applicable to it, other than violations that individually or collectively are not a Material Adverse Event.

5. Effect; No Waiver; References; Release.

(a) Borrower and each Guarantor hereby (i) reaffirms and admits the validity and enforceability of the Loan Papers and all of its obligations thereunder and (ii) agrees and admits that it has no defenses (other than payment) to or offsets against any such obligation. Except as specifically set forth herein, the Credit Agreement and the other Loan Papers shall remain in full force and effect in accordance with their terms and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any existing or future Default, whether known or unknown or any right, power or remedy of Administrative Agent or Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement, except as specifically set forth herein.

(b) Borrower and Guarantor hereby (i) reaffirms all of its agreements and obligations under the Security Documents, (ii) reaffirms that all Obligations of Borrower under or in connection with the Credit Agreement as modified hereby are “Obligations” as that term is defined in the Security Documents and (iii) reaffirms that all such Obligations continue to be secured by the Security Documents, which remain in full force and effect and are hereby ratified and confirmed.

(c) All references to “this Agreement” in the Credit Agreement and to “the Credit Agreement” in the other Loan Papers shall be deemed to refer to the Credit Agreement as amended hereby.

(d) Release. The Borrower and each Guarantor, and their respective subsidiaries, affiliates and the successors, assigns, heirs and representatives of each of the foregoing (collectively, the “Releasors”) hereby absolutely and unconditionally releases and forever discharges the Administrative Agent, in all capacities, whether as an agent, Lender or otherwise, and each Lender, and any and all participants, parent entities, subsidiary entities, affiliated entities, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, managers, agents, attorneys and employees of any of the foregoing (collectively, the “Released Parties”), from (x) any and all liabilities, obligations, duties, responsibilities, promises or indebtedness of any kind of the Released Parties to the Releasors or any of them except for the obligations of the Released Parties under the Loan Papers, and (y) any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Releasors or any of them has had, now have or have made claim to have against any such person for or by reason of any act, omission, event, contract, liability, indebtedness, claim, circumstance, matter of any kind, cause or thing known to the Borrower arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured, provided further that the Borrower and each Guarantor hereby represents and warrants that as of the date hereof to its knowledge no such claims, demands or causes or action exist. For purposes of the release contained in this clause (d), any reference to any Releasor shall mean and include, as applicable, such Releasor’s successors and assigns, including, without limitation, any receiver, trustee or debtor-in-possession, acting on behalf of such person. As to each and every claim released hereunder, Borrower and each Guarantor hereby represents that it has received the advice of legal counsel with regard to the releases contained herein and agrees to waive, to the extent permitted by law, any common law or statutory rule or principle that could affect the validity or scope or any other aspect of such release.

(e) Special California Provisions. The Borrower and each Guarantor, with the advice of competent California counsel, by executing this Amendment and executing any other Loan Papers in connection herewith, freely, irrevocably and unconditionally:

(i) waives all rights of subrogation, reimbursement, indemnification and contribution and any other rights and defenses (other than payment) that are or may become available to the Borrower and each Guarantor by reason of Sections 2787 to 2855, inclusive, 2899 and 3433, of the California Civil Code;

(ii) agrees that the Borrower and each Guarantor will not assert any of the foregoing defenses (other than payment) in any action or proceeding which the Administrative Agent or any Lender may commence to enforce its rights under the Loan Papers;

(iii) acknowledges and agrees that the rights and defenses (other than payment) waived by the Borrower and each Guarantor hereunder include any right or defense (other than payment) that the Borrower or any Guarantor may have or be entitled to assert based upon or arising out of any one or more of the following: Sections 580a, 580b, 580d or 726 of the California Code of Civil Procedure or Sections 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, 2899 and 3433 of the California Civil Code;

(iv) acknowledges and agrees that the Administrative Agent and Lenders are relying on this waiver in entering into this Amendment and other Loan Papers, and that this waiver is a material part of the consideration which the Administrative Agent and Lenders are receiving for making the loans to the Borrower evidenced by the Loan Papers; and

(v) acknowledges and agrees that the Borrower and each Guarantor intends the foregoing to be express waivers of each and every one of said specific rights and/or defenses (other than payment) as contemplated under California Civil Code Section 2856.

6. Miscellaneous.

(a) Borrower and each of the other Companies will take, and Borrower will cause the other Companies to take, all actions that may be required under the Loan Papers to effectuate the transactions contemplated hereby or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of Borrower.

(b) Subject to and in accordance with Section 8.7 of the Credit Agreement, the Borrower and each Guarantor shall pay Administrative Agent upon demand for all reasonable out-of-pocket expenses, including reasonable attorneys’ fees and expenses of Administrative Agent, incurred by Administrative Agent in connection with the preparation, negotiation and execution of this Amendment.

(c) The Laws (other than conflict-of-laws provisions) of the State of New York and of the United States of America govern the rights and duties of the parties to this Amendment and the validity, construction, enforcement, and interpretation of this Amendment.

(d) This Amendment shall be binding upon Borrower, Administrative Agent and Lenders and their respective successors and assigns, and shall inure to the benefit of Borrower, Administrative Agent and Lenders and the respective successors and assigns of Administrative Agent and Lenders.

(e) This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature pages follow.]

AS EVIDENCE of the agreement by the parties hereto to the terms and conditions herein contained, each such party has caused this Amendment to be executed on its behalf.

MONRO, INC., as Borrower

By:	/s/ Brian J. D’Ambrosia
Name:	Brian J. D’Ambrosia
Title:	Executive Vice President—Finance, Chief Financial Officer, and Treasurer

CAR-X, LLC, as a Guarantor

By:	/s/ Maureen E. Mulholland
Maureen E. Mulholland, Secretary

MONRO SERVICE CORPORATION, as a Guarantor

By:	/s/ Brian J. D’Ambrosia
Brian J. D’Ambrosia, Secretary

MNRO HOLDINGS, LLC, as a Guarantor

By:	/s/ Maureen E. Mulholland
Maureen E. Mulholland, Secretary

MNRO SERVICE HOLDINGS, LLC, as a Guarantor

By:	/s/ Maureen E. Mulholland
Maureen E. Mulholland, Secretary

[Monro, Inc. – Amendment No. 2 to Amended and Restated Credit Agreement – Signature Page]

CITIZENS BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Michael K. Makaitis
Name:	Michael K. Makaitis
Title:	Senior Vice President

[Monro, Inc. – Amendment No. 2 to Amended and Restated Credit Agreement – Signature Page]

BANK OF AMERICA, N.A., as Co-Syndication Agent and a Lender

By:	/s/ Matt Smith
Name: Matt Smith
Title: Senior Vice President

[Monro, Inc. – Amendment No. 2 to Amended and Restated Credit Agreement – Signature Page]

JPMORGAN CHASE BANK, N.A., as Co-Syndication Agent and a Lender

By:	/s/ Alicia T. Schreibstein
Name: Alicia T. Schreibstein
Title: Executive Director

[Monro, Inc. – Amendment No. 2 to Amended and Restated Credit Agreement – Signature Page]

KEYBANK NATIONAL ASSOCIATION, as Co-Syndication Agent and a Lender

By:	/s/ Jeff Morse
Name: Jeff Morse
Title: Senior Vice President

[Monro, Inc. – Amendment No. 2 to Amended and Restated Credit Agreement – Signature Page]

TRUIST BANK (formerly known as Branch Banking and Trust Company), as Co-Documentation Agent and a Lender

By:	/s/ James W. Ford
Name:	James W. Ford
Title:	Managing Director

[Monro, Inc. – Amendment No. 2 to Amended and Restated Credit Agreement – Signature Page]

TD BANK, N.A., as Co-Documentation Agent and a Lender

By:	/s/ Maciej Niedzwiecki
Name:	Maciej Niedzwiecki
Title:	Senior Vice President

[Monro, Inc. – Amendment No. 2 to Amended and Restated Credit Agreement – Signature Page]

WELLS FARGO BANK, N.A., as Co-Documentation Agent and a Lender

By:	/s/ Melissa LoBocchiaro
Name:	Melissa LoBocchiaro
Title:	Senior Vice President

[Monro, Inc. – Amendment No. 2 to Amended and Restated Credit Agreement – Signature Page]

CITIBANK N.A., As a Lender

By:	/s/ Henry Juan
Name:	Henry Juan
Title:	Vice President

[Monro, Inc. – Amendment No. 2 to Amended and Restated Credit Agreement – Signature Page]